EXHIBIT 99.1

PRESS RELEASE

Contact:	Bill Foust	Pete Thompson

	770-569-4203	770-569-4277

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. ANNOUNCES

EXIT OF THE BRAZILIAN COATED PAPERS BUSINESS

Alpharetta, GA, July 1, 2008.  Schweitzer-Mauduit International, Inc. (NYSE: SWM) today announced changes to its Brazilian operations including the exit of the coated papers business and a resulting decrease of approximately 100 employees, or 16 percent of the current workforce, both effective immediately.   This announcement will result in restructuring expenses totaling approximately $3.3 million comprised of $1.8 million in fixed asset impairment charges and $1.5 million for cash employee severance and other payments.  The restructuring expenses are expected to be recognized during the second and third quarters of 2008.

Wayne H. Deitrich, Chairman of the Board and Chief Executive Officer, commented that, “Our Brazilian coated papers business has experienced increased inflationary cost pressures that we have not been able to offset with selling price increases.  Due to the devaluation of the U.S. dollar against the Brazilian real, lower cost imported coated papers have gained an approximate 43 percent share of the local market.  As a result of these factors, we have decided to exit the coated papers business in Brazil and to concentrate on our core tobacco-related fine papers business.   We expect that the combination of exiting the coated papers business in Brazil, in addition to the previously announced plan to raise the selling prices of tobacco-related fine papers throughout the North, Central and South American markets, will restore a modest level of profitability in our Brazilian business by early 2009.  Although these actions are regrettable in terms of the impact on our employees and the local community, they are necessary to improve our business performance and long-term profitability.”

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world’s largest supplier of fine papers to the tobacco industry.  It also manufactures specialty papers for other applications.  Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 3,400 people worldwide, with operations in the United States, France, Brazil, the Philippines, Indonesia, Canada and a joint venture in China.  For further information, please visit the Company’s Web site at www.schweitzer-mauduit.com.